UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ARGAN, INC.
(Name of Registrant as Specified In Its Charter)

___________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Argan, Inc.
One Church Street, Suite 401
Rockville, Maryland 20850

May 3, 2007

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Argan, Inc. (the "Company"), to be held on June 19, 2007 at 11:00 a.m.   local time, at the offices of Allen & Company LLC located at 711 Fifth Avenue, 9th Floor, New York, New York 10022. Enclosed are the Secretary's notice of this meeting, a proxy statement and a form of proxy.

At the Annual Meeting, you will be asked to consider and vote upon the following proposals described in the enclosed proxy statement:

1. To elect seven directors to serve for a term ending at the 2008 Annual Meeting;

2. To amend the Company’s Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company’s Common Stock $0.15 par value per share (the “Common Stock”), from 12,000,000 to 30,000,000.

3. To amend the Company’s 2001 Stock Option Plan to increase the total number of shares of Common Stock reserved for issuance under the Stock Option Plan to 650,000 shares;

4. To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accountants for the fiscal year ending January 31, 2008; and

5. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

As described in the enclosed materials, the Company’s Board of Directors has approved the matters included in these proposals and believes that they are fair to, and in the best interests of, the Company and its stockholders. The Board of Directors recommends a vote "FOR" each of the proposals.

Regardless of whether you plan to attend the Annual Meeting, your vote is important. I urge you to participate by promptly completing and returning the enclosed proxy card as soon as possible. You may revoke your proxy and vote in person if you decide to attend the Annual Meeting.

Sincerely,
Rainer H. Bosselmann Chairman of the Board

IF YOU PLAN TO ATTEND, PLEASE CONTACT US

If you plan to attend the Annual Meeting on June 19, 2007, as a courtesy to the building management at 711 Fifth Avenue, we request that you call, fax or email your intentions so that we can notify the front desk of your attendance. Please notify Arthur Trudel by phone at 301-315-0027, by fax at 301-315-0064, or by email at atrudeljr@arganinc.com .

Argan, Inc.
One Church Street, Suite 401
Rockville, Maryland 20850
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2007

To the Stockholders of Argan, Inc:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Meeting") of Argan, Inc. (the "Company") will be held on June 19, 2007 at 11:00 a.m.   local time, at the offices of Allen & Company LLC located at 711 Fifth Avenue, 9th Floor, New York, New York 10022, for the following purposes:

1. To elect seven directors to serve for a term ending at the 2008 Annual Meeting;

2. To amend the Company’s Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company’s Common Stock $0.15 par value per share (the “Common Stock”), from 12,000,000 to 30,000,000.

3. To amend the Company’s 2001 Stock Option Plan to increase the total number of shares of Common Stock reserved for issuance under the Stock Option Plan to 650,000 shares;

4. To ratify the selection Grant Thornton LLP as the Company’s independent registered public accountants for the fiscal year ending January 31, 2008; and

5. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Only holders of record of outstanding shares of Common Stock, $0.15 par value per share, of the Company at the close of business on May 7, 2007 will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
Arthur F. Trudel, Jr. Corporate Secretary

Rockville, Maryland
May 3, 2007

Your vote is important. To vote your shares, please mark, sign and date the enclosed proxy card and mail it promptly in the enclosed return envelope, which requires no postage if mailed in the United States.

Argan, Inc.
One Church Street, Suite 401
Rockville, Maryland 20850
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2007

Introduction

This Proxy Statement is being furnished to stockholders of Argan, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, June 19, 2007 at   11:00 a.m. local time, at the offices of Allen & Company LLC located at 711 Fifth Avenue, 9th Floor, New York, New York 10022, and any adjournment or postponement thereof (the "Meeting").

At the Meeting, stockholders will be asked to consider and vote upon four proposals: (1) the election of seven directors to serve until the 2008 Annual Meeting (the "Election of Directors"); (2) the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 12,000,000 shares to 30,000,000 shares; (3) the amendment of our 2001 Stock Option Plan to increase shares of Common Stock reserved for issuance from 250,000 shares to 650,000 shares and (4) the ratification of the selection of the Company's independent registered public accountants (the "Ratification of Accountants").

This Proxy Statement is dated May 3, 2007 and is first being mailed to stockholders along with the related form of proxy on or about May 15, 2007.

If a proxy in the accompanying form is properly executed and returned to the Company in time for the Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted FOR each of the four proposals set forth above and otherwise in the discretion of the proxy holders as to any other matter that may come before the Meeting.

Revocability of Proxy

Any stockholder of the Company who has given a proxy, has the power to revoke such proxy at any time before it is voted either (i) by filing a written revocation or a duly executed proxy bearing a later date with Arthur F. Trudel, Jr., Corporate Secretary of the Company, at Argan, Inc., One Church Street, Suite 401, Rockville, Maryland 20850, or (ii) by appearing at the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the Meeting will be by ballot.

Record Date, Outstanding Securities and Votes Required

The Board of Directors of the Company has fixed the close of business on May 7, 2007 as the record date (the "Record Date") for determining holders of outstanding shares of Common Stock, $0.15 par value per share (the "Common Stock"), who are entitled to notice of and to vote at the Meeting. As of the Record Date, there were approximately 300 stockholders of record and 11,094,012 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each of the proposals to be voted upon.

Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the Meeting, but are deemed not to have voted on the proposals. Broker non-votes occur when a broker nominee, holding shares in street name for the beneficial owner thereof, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote. The Election of Directors, the proposed increase to the Stock Option Plan and the Ratification of Auditors require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and voting. The Amendment to the Certificate of Incorporation, which would increase the authorized number of shares of common stock, requires the affirmative vote of a majority of the outstanding shares of Common Stock. Accordingly, abstentions, broker non-votes or the failure to either return a proxy or to attend the meeting will be deemed (i) not to have voted on the Election of Directors, the proposed increase to the Stock Option Plan and the Ratification of Auditors, and (ii) as a vote against the amendment to the Certificate of Incorporation to increase the authorized number of outstanding shares.

The officers and directors of the Company will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 15% of the shares of Common Stock issued and outstanding) in favor of each of the proposals discussed above.

PROPOSAL NUMBER ONE

Election of Directors

The directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and shall have been qualified. Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office.

At the Meeting, stockholders of the Company are being asked to elect seven directors. Except for William F Leimkuhler, each of the nominees is currently a member of the Company’s Board of Directors. Mr. Kent Pugmire has decided not to stand for reelection to the Board of Directors.

Unless a stockholder withholds authority, the holders of proxies representing shares of Common Stock will vote FOR the election of each of the nominees listed below. The Board of Directors has no reason to believe that the nominees will decline or be unable to serve as Directors of the Company. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors.

Nominees for Election as Director

The following table sets forth the age and title of each nominee director, as well as descriptions of such person's additional business experience during the past five years.

Name	Age	Position

Rainer H. Bosselmann	64	Chairman of the Board, Chief
		Executive Officer and President

DeSoto S. Jordan	62	Director

William F. Leimkuhler	55	Director

Daniel A. Levinson	46	Director

W.G. Champion Mitchell	60	Director

James W. Quinn	49	Director

Peter L. Winslow	76	Director

Rainer H. Bosselmann . Mr. Bosselmann has been a Director and Chairman of the Board since May 2003 and President since October 2003. Mr. Bosselmann was a Director and Vice Chairman of the Board from January 2003 to May 2003. Mr. Bosselmann was Chairman of the Board, Chief Executive Officer and a Director of Arguss Communications, Inc. ("Arguss"), a telecommunications infrastructure company listed on the New York Stock Exchange, from 1996 through 2002 and President of Arguss from 1997 through 2002. Since 1996, Mr. Bosselmann has served as a principal with Holding Capital Group, Inc., a firm engaged in mid-market acquisitions and investments. From 1991 through 1995, Mr. Bosselmann served as Vice Chairman of the Board and President of Jupiter National, Inc. ("Jupiter National"), a business development company listed on the American Stock Exchange.

DeSoto S. Jordan . Mr. Jordan has been a Director of the Company since May 2003. Mr. Jordan has been Chairman of Afton Holdings, LLC, a private equity firm, since 2000. Mr. Jordan was co-founder of Perot Systems Corporation and served as an officer from 1988 to 1999 and as a Director since February 2004. Mr. Jordan was a Director of Arguss from 1999 through 2002.

William F. Leimkuhler. Mr. Leimkuhler has been General Counsel and Director of Business Development of Paice Corporation, a privately held developer of hybrid electric powertrains, since 1999. From 1994 through 1999, he held various positions with Allen & Company, a New York investment banking firm, initially serving as the firm’s General Counsel. Prior to that, Mr. Leimkuhler was a corporate partner with the New York law firm of Werbel & Carnelutti (now Heller Ehrman White & McAuliffe). Mr. Leimkuhler is a director of Speedus Corp. (NASDAQ: SPDE), Integral Systems, Inc. (NASDAQ: ISYS) and U.S. Neurosurgical, Inc. (OTCBB: USNU) and also serves on the Board of a number of privately held companies.

Daniel A. Levinson . Mr. Levinson has been a Director of the Company since May 2003. In 1997, Mr. Levinson founded Main Street Resources, a niche sponsor of private equity transactions, and has been its managing partner. Since 1998, Mr. Levinson has been President of MSR Advisors, Inc. From 1988 to 1997, Mr. Levinson was one of the principals of Holding Capital Group. Mr. Levinson was also a Director of Arguss from 2000 through 2002.

W.G. Champion Mitchell . Mr. Mitchell has been a Director of the Company since October 2003. Since January 2003, Mr. Mitchell has been Chairman of the Board and Chief Executive Officer of Network Solutions, Inc. Network Solutions is engaged in the creation, marketing and management of digital identity and web presence products. From August 2001 to 2003, Mr. Mitchell was Executive Vice President and General Manager, Mass Markets Division, of VeriSign Inc. VeriSign is a provider of critical Internet infrastructure services. From May 1999 to March 2000, Mr. Mitchell was Chairman, President and CEO of Convergence Equipment Company, a telephony switch manufacturer. From February 1997 until May 1999, Mr. Mitchell was Chairman and Chief Executive Officer of Global Exchange Carrier Co., an Internet telephone networking company.

James W. Quinn . Mr. Quinn has been a Director of the Company since May 2003. Mr. Quinn is currently a Managing Director of Allen & Company LLC, an investment banking firm. Since 1982, Mr. Quinn has served in various capacities at Allen & Company and its affiliates, including head of the Corporate Syndicate Department and Chief Financial Officer. Mr. Quinn served as a Director of Arguss from 1999 through 2002.

Peter L. Winslow . Mr. Winslow has been a Director of the Company since June 2003. Since 1992, Mr. Winslow has served in several executive capacities at Fin-Net LLC and its predecessor company Fin-Net, Inc., a financial networking company, where he currently serves as Chairman and Managing Director. Mr. Winslow was the founder and President of Winslow, Evans & Crocker, Inc., a brokerage and financial services company, and he served in several executive capacities between 1992 and 2004. Since March 2002, Mr. Winslow has been Managing Director of Family Capital Trust Company, N.A. Mr. Winslow was also a Director of Jupiter National from 1991 to 1996. Mr. Winslow served as a Director of Arguss from 1996 through 2002.
Directors' Compensation

Each non-employee director of the Company receives a $2,500 annual fee, plus $300 for each formal meeting attended. Directors are also reimbursed for reasonable expenses actually incurred in connection with attending each formal meeting of the Board of Directors or any committee thereof. Directors are also eligible for grants of stock options for shares of the Company’s common stock.

The following table summarizes the fees paid to non-employee directors for their attendance at each committee meeting:

DIRECTOR COMPENSATION for the year ended January 31, 2007

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total
Peter Winslow	$7,300	$14,200	$21,500
James Quinn	$7,300	$14,200	$21,500
DeSoto Jordan	$7,300	$14,200	$21,500
T. Kent Pugmire	$4,600	$14,200	$18,800
Dan Levinson	$4,300	$14,200	$18,500
Champion Mitchell	$4,300	$14,200	$18,500
Executive Officers who are Not Directors

The following table sets forth the age and title of each executive officer of the Company who is not a nominee director, as well as descriptions of such person's additional business experience during the past five years.

Name	Age	Position

Arthur F. Trudel	57	Senior Vice President and
		Chief Financial Officer

Arthur F. Trudel . Mr. Trudel has been Secretary of the Company since April 2006, Senior Vice President and Chief Financial Officer of the Company since May 2003 and a corporate officer of the Company since January 2003. From 1997 to 2002, Mr. Trudel served as Chief Financial Officer of Arguss. From 1988 to 1997, Mr. Trudel was Senior Vice President and Chief Financial Officer of JHM Capital Corporation.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's common stock (collectively, the "Reporting Persons") to file with the Commission (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such common stock. Based solely upon a review of copies of Section 16(a) reports and representations received by the Company from Reporting Persons, and without conducting any independent investigations of its own, the Company believes that the following Reporting Persons failed to timely file Forms 3, 4 or 5 with the Commission during the fiscal year ended January 31, 2007. Mr. Kevin Thomas and Mr. Trudel were each late with one filing, Mr. Levinson was late with two filings.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation programs and policies, including a discussion of the material compensation decisions made under the programs and policies with respect to our top executive officers, and the material factors considered in making those decisions. It is intended to provide context for the detailed information provided under the heading “Executive Compensation” regarding compensation earned or paid in fiscal year 2007 to the following individuals, whom we refer to as our named executive officers:

•	Rainer H. Bosselmann, our Chairman of the Board, Chief Executive Officer and President,

•	Arthur F. Trudel, our Senior Vice President and Chief Financial Officer.

Principles Underlying our Compensation Program

Our goal in compensating executive officers is to attract, motivate, reward and retain executives of superior ability who are dedicated to the long-term financial interests of our stockholders. To achieve this goal, our executive compensation programs are organized around the following fundamental principles:

A significant portion of executive officer compensation should be performance-based and reward a balance of short and long-term stockholder value creation . We seek to provide our executive officers with incentives for superior performance over multiple time-frames using a combination of: annual incentives that measure performance relative to short-term operational and strategic objectives; and periodic equity grants that align executive officers’ interests with long-term stockholder value and stock price appreciation.

Pay at risk should align with an executive officer’s impact on Company performance . We seek to leverage the performance-based elements of an executive officer’s compensation proportionally with his or her ability to impact the Company’s performance over short-and long-term periods. Our chief executive officer has the largest portion of his total annual compensation delivered through base salary and cash bonus, however, he has substantial warrants and stock options to align him with long-term shareholder interests.

Compensation opportunities should be competitive with the marketplace. We target total compensation opportunities for our executive officers to be competitive with opportunities for similar positions at similar size companies.

Our compensation should remain flexible enough to allow for the exercise of discretion where appropriate. Our total compensation approach is not intended to be formulaic or rigid in structure. Each element of annual compensation (other than base salary) is designed to be variable based on quantitative and/or qualitative performance criteria. We regularly review our overall compensation programs and maintain flexibility to make changes in the future as appropriate. On an individual basis, we also reserve discretion to increase individual compensation or to adjust the mix of pay elements as appropriate. This flexibility allows us to effectively manage, over time, the performance of our executive officers, market competitiveness of our compensation programs, issues of internal pay equity and retention of key talent.

Role of the Compensation Committee

The Compensation Committee of our Board of Directors carries out the board’s responsibilities with respect to reviewing and approving the compensation for our executive officers, overseeing the development of executive succession plans, and administering our executive compensation programs.

We seek an open relationship between the Compensation Committee and management concerning compensation matters. As a function of this relationship, the Compensation Committee consults management for analysis, details and recommendations with respect to compensation program design and compensation decisions for executives. The Compensation Committee reviews and analyzes compensation information from management and compares the information to Companies of similar size. We believe that this collaborative approach produces a more informed decision-making process and assures an objective perspective in this important governance matter.

The Compensation Committee retains the final authority to approve all of the programs under which compensation is paid or awarded to our executive officers. In determining the amount of compensation for individual executive officers, the Compensation Committee relies upon its judgment about each individual, factors surrounding each individual’s role and performance, and upon compensation recommendations for each of the executive officers. For additional information regarding the Compensation Committee, see page 14 of this proxy statement.

Factors Considered in Making Compensation Decisions

Key factors affecting compensation decisions for our executive officers include the nature and scope of the executive officer’s responsibilities, contribution to financial results, effectiveness in leading initiatives to increase growth, shareholder value, profitability, productivity, effective capital deployment and competitiveness. Also considered when evaluating performance are the executive officer’s commitment to corporate responsibility and creating a culture of integrity.

We also consider the compensation and benefit levels by comparison to companies of similar size that are most likely to compete for the services of executive officers. This benchmarking is an input into the compensation decision-making process that helps gauge market competitiveness, but it does not weigh any greater than other considerations noted above when making compensation decisions.

Elements of our Executive Officer Compensation Structure

Periodic analysis of the design of our compensation programs allows us to maintain reasonable and competitive total compensation opportunities for each executive officer. In fiscal year 2007, we conducted a review of all elements of our executive officer compensation programs. As a result of this program review, we adjusted the base salaries of each of our executive officers and additionally, our executive officers were awarded stock options during fiscal year 2007.

The following is a description of the various elements of our total executive officer compensation structure and the purpose of each element.

•
Base Salary . Base salary compensates executives for day-to-day responsibilities and sustained performance; consistently effective individual performance is a threshold requirement for any salary increase.

•	Bonus. Bonuses are typically paid based upon the Company’s performance from operations and/or accomplishing certain strategic goals such as the acquisition of a strategically significant new business.

The Compensation Committee retains the final authority to evaluate and determine performance relative to the individual and corporate financial goals for annual incentives. In evaluating corporate performance, the Compensation Committee may make adjustments for the impact of unusual or non-recurring items including, but not limited to accounting pronouncements and restructuring charges.

This discretion enables us to establish goals that align our executive officers with the Company’s annual operating performance, while at the same time ensuring that unforeseen factors do not inappropriately impact the measurement of performance. Actual bonuses paid to executive officers are approved by the Compensation Committee and ratified by the Board of Directors.

Long-Term Performance: Equity Grants

During fiscal year 2007, the Compensation Committee approved and the Board of Directors ratified equity grants to our executive officers. The Compensation Committee periodically grants stock options to align our executive officers’ personal financial interest with the long-term interests of our stockholders.

Fiscal Year 2007 Compensation for Named Executive Officers.

The following describes actions taken in fiscal year 2007 as it relates to named executive officer compensation and the information provided in the summary compensation table below.

Base Salary. During fiscal year 2007, the Compensation Committee approved and the Board of Directors ratified base salary increases of $50,000 for each of our named executive officers. These changes were based primarily on sustained individual performance, market levels of compensation for comparable jobs, changes in job scope and responsibilities of our named executive officers over time. The above factors plus the fact that our named executive officers respective base salaries were considerably below base salaries paid to comparable executive officers at similar sized public companies.

Bonus. During the fourth quarter of fiscal year 2007, the Compensation Committee approved and the Board ratified the payment of bonuses to our executive officers. Bonuses were in recognition of the role our executive officers played in the successful acquisition of Gemma Power Systems LLC (GPS) which is deemed to be a significant strategic acquisition. Based on the backlog of contract work as of the acquisition date, the acquisition of GPS is expected to increase the Company’s revenues by more than four times.

Fiscal Year 2007 Equity Grants. In an effort to align our executive officers personal financial interests with our shareholders long-term financial interests, the Compensation Committee recommended and the Board approved the granting of stock options for 50,000 shares of the Company’s common stock to each of our executive officers.

Executive Compensation

The following summary compensation table sets forth the aggregate compensation paid to or earned by the named Executive Officers, for services, for the year ended January 31, 2007 (the "Named Executive Officers").

Name And Principal Position	Fiscal Year Ended January 31	Salary ($)	Bonus ($)	Option Awards ($)	All Other Total Comp. ($) (1)	TOTAL
Rainer H. Bosselmann Chief Executive Officer and President	2007	$154,167	$100,000	$71,000	$900	$326,067
Arthur F. Trudel, Jr. Senior Vice President and Secretary	2007	$187,500	$100,000	$58,500	$1,100	$347,100

(1) Represents Company contributions under the Company’s 401(k) Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price	Option Expiration Date
Rainer Bosselmann	50,000	$2.65	6/21/2016
Arthur Trudel	50,000	$2.15	4/20/2016

For a description of certain warrants held by Named Executive Officers, see “Security Ownership of Certain Beneficial Owners and Management” below.

Description of the 2001 Stock Option Plan

In August 2001, the Board of Directors adopted and the stockholders of the Company approved the 2001 Stock Option Plan (the “Stock Option Plan”). As adopted in 2001, the Stock Option Plan authorized the issuance of options to purchase a maximum of 33,333 shares of Common Stock. In April 2003, the Board of Directors adopted and the stockholders of the Company approved an amendment to the Stock Option Plan increasing the total number of shares of Common Stock reserved for issuance under the Stock Option Plan to 250,000. That number of shares may be adjusted in certain events, such as a stock split, reorganization or recapitalization. Officers, directors and employees of the Company or its subsidiaries are eligible to receive non-qualified stock options under the Stock Option Plan. Employees (including officers and directors who are employees) of the Company or its subsidiaries are also eligible to receive incentive stock options under the Stock Option Plan. In the event incentive stock options are granted, the aggregate fair market value of the Common Stock issuable under such options for each optionee during any calendar year cannot exceed $100,000. To the extent that an incentive stock option exceeds the $100,000 threshold, the excess will be treated as a non-qualified stock option.

The Company receives no monetary consideration for the grant of options under the Stock Option Plan. In the case of an incentive stock option, the exercise price cannot be less than the fair market value (as defined in the Stock Option Plan) of the Common Stock on the date the option is granted. If the optionee is a stockholder who beneficially owns 10% or more of the outstanding Common Stock, the exercise price of incentive stock options may not be less than 110% of the fair market value of the Common Stock. The term of an incentive stock option cannot exceed ten years; provided, however, that the term of incentive options granted to owners of 10% or more of the outstanding shares of Common Stock cannot exceed five years.

The Stock Option Plan will terminate automatically and no options may be granted after July 19, 2011 (the "Termination Date"); provided, however, that Stock Option Plan may be terminated by the Board of Directors at any time prior to the Termination Date. Termination of the Stock Option Plan will not affect options that have been previously granted.

Pursuant to the terms of the Stock Option Plan, the vesting with respect to all issued and outstanding options to purchase Common Stock of the Company may accelerate and become fully exercisable upon a change in control of the Company.

As of January 31, 2007 there were 244,000 options granted under the 2001 Stock Option Plan.

Employment and Severance Agreements

On January 3, 2005, the Company entered into substantially similar employment agreements with (i) Rainer H. Bosselmann as its President and Chief Executive Officer, and (ii) Arthur F. Trudel, Jr. as its Senior Vice President and Chief Financial Officer (each, an “Executive”).

Pursuant to the employment agreements, the Company agreed to employ each Executive for an initial term of one year, which term will automatically renew for successive one year periods unless the Company or the Executive provides at least 90 days prior written notice of its or his election not to renew. The agreements provide for each Executive to receive during the employment period an annual base salary of $150,000, subject to increase (but may not be reduced) from time to time in such amounts as the Company, in its reasonable discretion, deems to be appropriate, and an annual bonus in the discretion of the Board of Directors of the Company, subject to the satisfaction of reasonable performance criteria established for the Executive with respect to such year. At January 31, 2007, Rainer H. Bosselmann and Arthur F. Trudel each had an annual base salary of $200,000. The agreements further provide that each Executive may participate in any stock option, incentive and similar plans established by the Company and shall be granted stock options and other benefits similar to options and benefits granted to other executives, subject in all cases to the satisfaction by the Executive of the terms and conditions of such plans and to the reasonable exercise by the Board of any discretion granted to it or them thereunder.

In addition, under the employment agreements, in the event that an Executive’s employment is terminated for any of the reasons specified below or there occurs a “change in control”, the Executive will receive as severance pay in a single lump sum payment, an amount equal to 24 months of his base salary within 30 days after the Executive’s termination of employment or change of control, as the case may be, based on 12 times the Executive’s final full month salary at the date the Executive’s employment ceases or at the date of the change in control, as the case may be, without reduction or offset for any other monies which the Executive may thereafter earn or be paid. The reasons which cause severance pay to be paid to an Executive include:

(i)
termination by the Executive because of a material diminution of the Executive’s duties, authority or responsibility, or a material impairment by action of the Company of his ability to perform his duties and responsibilities, regardless of whether such diminution is accompanied by a change in the Executive’s title with the Company;

(ii)
termination by the Executive because of a material breach by the Company of any provision of the employment agreement, which breach continues for a period of 30 days after written notice of such breach is given by the Executive to the Company; and

(iii)	termination by the Company at any time without cause, including notice of non-renewal of the agreement.

Each Executive shall also be entitled for a period of 24 months from the termination of his employment or a change in control, as the case may be, to the continuation of all benefits provided to the Executive, excluding sick and vacation time, subject to any applicable employee co-payments.

If an Executive’s employment is terminated by the Company by reason of the Executive’s death, disability or “for cause” or voluntarily by the Executive for any reason other than as set forth in the preceding paragraph, the Company will not be obligated to make any payments to the Executive by reason of his cessation of employment other than such amounts, if any, of his base salary that have accrued and remain unpaid and such other amounts which may then otherwise be payable to the Executive from the Company’s benefit plans or reimbursement policies, if any.

Committees and Meetings of the Board of Directors and Related Matters

The Board of Directors held six regular meetings and acted by unanimous consent one other time during the fiscal year ended January 31, 2007. Each director attended at least 75% of the meetings of the Board of Directors and Board committees of which he was a member during the period he served as director.

Independent Directors

The Board of Directors has determined that the following members of the Board are independent directors, as such term is defined in Nasdaq Rule 4200(a)(15): Messrs. Quinn, Jordan, Pugmire, Winslow and Mitchell. The independent directors may meet from time to time in executive session without the other members of the Board.

Executive Committee

The Board of Directors has an Executive Committee comprised of Messrs. Bosselmann (Chairman), Jordan and Levinson. The Executive Committee, which held no meetings during fiscal year 2007, is authorized to exercise the general powers of the Board managing the business and affairs of the Company between meetings of the Board of Directors.

Nominating Committee

The Board of Directors has a Nominating Committee . During fiscal year 2007, the committee was comprised of Messrs. Winslow (Chairman), Jordan and T. Kent Pugmire. The committee was formed in April 2004 . The committee adopted a written charter, a copy of which can be found on the Company website at www.arganinc.com . The members of the committee are all independent directors under applicable Nasdaq rules. Members of the Nominating Committee are appointed by the Board of Directors.

The committee is responsible for identifying individuals qualified to become members of the Board of Directors, and recommending to the Board of Directors the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be elected by the Board of Directors to fill any vacancies on the Board.

Directors are not required to meet any specific or minimum qualifications. The committee does, however, use certain selection criteria as a guide in its selection process including the following: (i) nominees should have a reputation for integrity, honesty and adherence to high ethical standards; (ii) nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company; (iii) nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board of Directors and its committees; (iv) nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; (v) nominees should not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director; and (iv) nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The committee is also responsible for reviewing with the Board of Directors, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole.

The committee will consider nominees for the Board of Directors recommended by stockholders. Nominations by stockholders must be in writing, must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of the Company’s common stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as director if elected. Nominations must be delivered to the committee at the following address:

Nominating Committee
Argan, Inc.
c/o Corporate Secretary
One Church Street, Suite 401
Rockville, MD 20850

The committee is required to review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors, and recommend a slate of directors to be nominated for election at the annual meeting of stockholders, or, in the case of a vacancy on the Board of Directors, recommend a director to be elected by the Board to fill such vacancy.

Audit Committee

The Board of Directors has an Audit Committee . During fiscal year 2007, the committee was comprised of Messrs. Quinn (Chairman), Jordan and Winslow. The committee held twelve meetings during fiscal year 2007.   The members of the committee are all independent directors under applicable SEC and Nasdaq rules. In addition, the Board of Directors has determined that at least one of the independent directors serving on the Audit Committee, Mr. Quinn, is an audit committee financial expert, as that term has been defined by SEC rules.

Audit Committee Report

The Audit Committee of the Board of Directors of the Company is composed of three independent directors. The committee adopted a written charter, a copy of which can be found on the Company website at www.arganinc.com . The Board has made a determination that the members of the Audit Committee satisfy the independence and other requirements of applicable Nasdaq and SEC rules . The Board has also made the determination that at least one member of the Audit Committee is a “financial expert” as that term is defined in applicable SEC rules.

The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was adopted by the Board of Directors of the Company in October 2003. The Audit Committee is responsible for, among other things, appointing, establishing the compensation for, supervising and, where appropriate, replacing the Company’s independent public accountants; considering the qualifications and independence of the Company’s independent accountants; approving all audit and non-audit services provided by the Company’s independent public accountants ; and reviewing and discussing with Company management and the Company’s independent public accountants the Company’s financial statements. The Company’s independent public accountants are required to report directly to the Audit Committee. The Audit Committee also reviews the Company’s accounting policies, internal control procedures and systems and compliance activities and also reviews the Charter of the Audit Committee.

The following is a report on the Audit Committee’s activities relating to fiscal year 2007.

Review of Audited Financial Statements with Management
The Audit Committee reviewed and discussed the audited financial statements with the management of the Company.

Review of Financial Statements and Other Matters with Independent Accountants

The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received from Grant Thornton LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton LLP matters relating to the firm’s independence from the Company.

Recommendation that Financial Statements be Included in Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended January 31, 2007 for filing with the Securities and Exchange Commission.

April 24, 2007

Audit Committee

James W. Quinn (Chairman)
DeSoto S. Jordan
Peter L. Winslow

Compensation Committee

The Board of Directors has a Compensation Committee . During fiscal year 2007, the committee was comprised of Messrs. Jordan (Chairman), Quinn and Winslow. The committee adopted a written charter, a copy of which can be found on the Company website at www.arganinc.com . The Committee held three meetings during fiscal year 2007.   The members of the committee are all independent directors under applicable Nasdaq rules. Members of the Compensation Committee are appointed by the Board of Directors. During fiscal year 2007, all compensation decisions were ratified by the Board of Directors as a whole.

The Compensation Committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of the Company’s business objectives and to align the interests of executive officers with the long-term interests of the Company’s shareholders. To that end, it is the responsibility of the committee to develop and approve periodically a general compensation policy and salary structure for executive officers of the Company which considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate. It is also the responsibility of the committee to review and recommend for approval by the independent directors of the Board the compensation (salary, bonus and incentive compensation) of the Chief Executive Officer of the Company and review and approve the compensation (salary, bonus, incentive and other compensation) of the other executive officers of the Company; review and approve perquisites offered to executive officers of the Company; review and approve corporate goals and objectives relevant to the compensation of executive officers of the Company and evaluate performance in light of the goals and objectives; and review and approve all employment, retention and severance agreements for executive officers of the Company. The committee also acts on behalf of the Board in administering compensation plans approved by the Board and/or the shareholders of the Company (including the Company’s 2001 Stock Option Plan), in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board with respect to new compensation incentive plans and equity-based plans; and reviews and make recommendations to the Board on changes in major benefit programs of executive officers of the Company. The committee also reviews the management succession program for the Chief Executive Officer and selected executive officers of the Company.

Stockholder Communications with Directors

The Company has established a process by which stockholders can communicate with the Company’s Board of Directors. Stockholders may communicate with the Board of Directors, or any of the Company’s individual directors, by sending their communications to the Board of Directors, or to any individual director, at the following address:

Board of Directors of
Argan, Inc.
c/o Corporate Secretary
  One Church Street, Suite 401
Rockville, MD 20850

All stockholder communications received by the Company’s Corporate Secretary will be delivered to one or more members of the Board of Directors, or, in the case of communications sent to an individual director, to such director.

Director Attendance at the Annual Meeting

Although the Company does not have a formal policy with respect to director attendance at annual meetings, the Company strongly encourages directors to attend the annual meeting. All but one of our directors attended last year’s annual meeting, and we expect that all of our directors will attend this year's annual meeting.

Compensation Committee Interlocks and Insider Participation

Decisions regarding executive compensation are principally made by the Compensation Committee. The Compensation Committee reviews and recommends for approval by the independent members of the Board of Directors the compensation (salary, bonus and other long-term incentives) of the Chief Executive Officer of the Company and reviews and approves the compensation (salary, bonus and long-term incentives) of the other executive officers of the Company . The Compensation Committee is responsible for the recommendation to the independent directors of the Company of incentive awards to the Chief Executive Officer of the Company under the plans and the approval of incentive awards to the other executive officers of the Company under the plans. No member of the Compensation Committee was an officer or employee of the Company during the fiscal year ended January 31, 2007.

Compensation Committee Report On Executive Compensation

The Compensation Committee reviews the Company 's compensation plan on a regular basis. The Compensation Committee regularly updates its assessment of various long-term incentive tools including stock options, restricted stock, performance-based equity and other alternatives that might be available.

The Company 's primary objective in developing executive compensation policies is to attract, motivate and retain highly qualified and effective leaders. The compensation policy includes various components of compensation that are intended to align management behaviors and priorities directly with the Company ’s strategic objectives and to encourage management to act in the best long-term interest of the Company and its shareholders. The Company 's executive officer compensation policy generally consists of three elements: base compensation, annual cash bonus and long-term incentive compensation.

Cash Compensation

Annual cash compensation consists of two elements: base salary and annual cash bonus. Each officer is offered a base salary that is commensurate for the role that he or she is performing. In setting compensation, the Compensation Committee strives to maintain base compensation for the Company 's executive officers at levels which the Compensation Committee, based on its experience, believes are competitive with the compensation of comparable executive officers in similarly situated companies.

Increases in base salary are based on a periodic review and evaluation of the performance of the operation or function for which the executive has responsibility, and is measured against defined performance criteria. The executive is also reviewed according to his or her competence as an effective leader in the Company , which includes an evaluation of the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both within and outside of the Company.

Executive officers are eligible to participate in a bonus plan. The Compensation Committee determines awards under the bonus plan. The Compensation Committee considers input of the Chief Executive Officer with respect to the bonus to be awarded to the other executive officers. The executive officers, as well as other key employees, may receive bonuses based upon meeting the performance objectives of the Company and their contributions to the Company.

The compensation paid by the Company to its Chief Executive Officer for fiscal year 2007 was based upon an agreement negotiated with Mr. Bosselmann. The Compensation Committee believes, based upon the individual experience of its members, that the compensation package for Mr. Bosselmann for fiscal year 2007 was reasonable based upon Mr. Bosselmann’s experience, his level of responsibility and the contributions made and expected to be made by him to the Company.

Long -term Incentive Compensation

Each of the executive officers and all employees are eligible to receive awards under the 2001 Stock Option Plan . The 2001 Stock Option Plan will be used to align a portion of the officers’ compensation with the shareholders' interest and the long-term success of the Company by encouraging the executive officers and other employees to remain with the Company , and by enabling optionees to develop and maintain a significant, long-term stock ownership position in the Company 's Common Stock . The value realizable from exercisable options is dependent upon the extent to which the Company 's performance is reflected in the market price of the Company 's Common Stock at any particular point in time.

In determining the number of options to be granted to each executive officer, the Compensation Committee considers input of the Chief Executive Officer with respect to the executive officers, other than the Chief Executive Officer. These determinations are based upon compensation surveys conducted during fiscal year 2007 of executive officers and certain key employees in comparable companies.

The members of the Compensation Committee have submitted this report.

Compensation Committee

DeSoto S. Jordan (Chairman)
James W. Quinn
Peter L. Winslow

Certain Relationships and Related Transactions

On December 8, 2006, the Company completed a private offering of 2,853,335 shares of common stock at a price of $3.75 per share for aggregate proceeds of $10.7 million. The proceeds of which were used towards the purchase of Gemma Power Systems, LLC (“GPS”). Two of the investors, MSRI SBIC, L.P. (“MSRI”) and MSR Fund II, L.P., which acquired 92,793 and 440,540 shares in the offering, respectively, are controlled by Daniel Levinson, a director of the Company. Two other investors, Allen & Company LLC and Allen SBH Investments, LLC (Allen SBH) which acquired 80,000 and 266,667 shares in the offering, respectively, are affiliates of James Quinn, a director of the Company. In addition, James Quinn acquired 26,667 shares for his own account.

On May 4, 2006, the Company completed a private offering of 760,000 shares of common stock at a price of $2.50 per share for aggregate proceeds of $1.9 million. The Company used $1.8 million of the proceeds to pay down an equal notional amount of the subordinated note due Kevin Thomas. The remainder of the proceeds were used for general corporate purposes. Allen SBH and James Quinn acquired 120,000 and 40,000 shares in the offering, respectively. In addition, MSRI acquired 240,000 shares in the offering.

On January 28, 2005, the Company sold and issued to MSRI 129,032 shares (the “Shares”) of common stock of the Company pursuant to a Subscription Agreement between the Company and MSRI (the “Subscription Agreement”). The Shares were issued at a purchase price of $7.75 per share (“Share Price”), yielding aggregate proceeds of $999,998. The Shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

Pursuant to the Subscription Agreement, the Company agreed to issue additional shares of Common Stock to MSRI under certain conditions upon the earlier of (i) the Company’s issuance of additional shares of Common Stock having an aggregate purchase price of at least $2,500,000 for a consideration per share less than $7.75, subject to certain exclusions; or (ii) July 31, 2005. The number of shares to be issued would reduce the average purchase price of the MSRI shares to be equal to ninety percent of the average bid price of Argan’s common stock for the thirty days ended July 31, 2005 if the price was less than $7.75. Any additional shares issued would effectively reduce MSRI’s purchase price per common share as set forth in the Subscription Agreement.

The provision in the agreement which allowed MSRI to receive additional shares under certain conditions represents a derivative under FAS 133 “Accounting for Derivative Instruments and Hedging Activities.” Accordingly at January 31, 2005, $139,000 of the proceeds received upon issuance was accounted for as a liability for derivative financial instrument. This liability relates to the obligation to issue MSRI additional shares under certain conditions. The derivative financial instrument was subject to adjustment for changes in fair value subsequent to issuance. The fair value adjustment loss of $343,000 was recorded during the year ended January 31, 2006 and included in other expense and net loss. The liability aggregating $482,000 was settled in a non-cash transaction by the issuance of 95,321 shares of the Company’s common stock on August 13, 2005.

The Company retained MSRI under a consulting arrangement to assist in identifying and meeting potential equity investors. Under this consulting arrangement, the Company paid MSRI $100,000 during the year ended January 31, 2006.

On January 31, 2005, the Company entered into a Debt Subordination Agreement with Kevin Thomas (“Thomas”), the former owner of Vitarich Laboratories, Inc. (“VLI”), for the cash portion of the additional consideration aggregating $3,292,000 the Company owed Thomas. The Subordinated debt had an original maturity of August 1, 2006 and had an interest rate of 10%. On May 5, 2006, the Company entered into an extension with Thomas of the maturity date of the subordinated note to August 1, 2007. On May 8, 2006, the Company utilized $1.8 million of the proceeds from the May 2006 private placement to reduce the amount of the note. The remaining principal and interest due on this note was paid on August 31, 2006 utilizing the aforementioned $1.5 million 3 year term note.

The Company leases administrative, manufacturing and warehouse facilities from an individual who is an officer of VLI. SMC’s administrative and maintenance facilities were rented from a former officer Janet L. Weems through July 2006. The total expense under these arrangements was $195,000 and $298,000 for the years ended January 31, 2007 and 2006, respectively. Aggregate future minimum lease payments due as of January 31, 2007 is $558,000.

The Company made payments of approximately $122,000 to Kevin Thomas in connection with leasehold improvements made to the Company’s primary warehouse and manufacturing facility during the twelve months ended January 31, 2006.

AI also entered into a supply agreement with an entity owned by the former shareholder of VLI whereby the supplier committed to sell to Argan, Inc. (“AI”) and AI committed to purchase on an as-needed basis, certain organic products. VLI made $91,000 and $189,000 in purchases under the supply agreement for the years ended January 31, 2007 and 2006.

The Company also sells its products in the normal course of business to an entity in which the former owner of VLI, Kevin Thomas, has an ownership interest. VLI had approximately $543,000 and $587,000 in sales with this entity for the years ended January 31, 2007 and 2006. At January 31, 2007 and 2006, the affiliated entity owed $155,000 and $157,000, respectively, to VLI.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of January 31, 2007 regarding the beneficial ownership of common stock by (A) each person known by the Company to own beneficially more than five percent of the common stock, (B) each director and director nominee of the Company, (C) each of the "Named Executive Officers" (as defined in "Executive Compensation - Summary Compensation Table"), and (D) all directors and nominees, named executive officers and executive officers of the Company as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Argan, Inc., One Church Street, Suite 401, Rockville, Maryland 20850.

	Number of Shares		Percentage
Name	Beneficially Owned(1)		Beneficially Owned(1) (15)

Joel M. Canino	1,650,333	(2)	14.4%
William F. Griffin, Jr.	1,650,334	(3)	14.4%
Richard L. Scott	1,000,000	(4)	8.7%
Kevin Thomas	515,829	(5)	4.5%
MSR Advisors, Inc.	1,373,270	(6)	12.0%
Rainer H. Bosselmann	372,560	(7)	3.3%
DeSoto S. Jordan	15,000	(8)	*
William F. Leimkuhler	—		*
Daniel A. Levinson	1,388,270	(9)	12.1%
W.G. Champion Mitchell	15,000	(10)	*
T. Kent Pugmire	16,400	(11)	*
James W. Quinn	94,570	(12)	*
Peter L. Winslow	53,640	(13)	*
Arthur F. Trudel	120,000	(14)	1.1%
All directors and nominees, named executive officers and executive officers as a group (8 persons) (15)			24.9%

* Less than 1%

(1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of the date shown above.

(2) Based upon a Schedule 13D filed with the Commission by Joel M. Canino on December 19, 2006. Mr. Canino has sole voting and sole dispositive power with respect to all of the shares.

(3) Based upon a Schedule 13D filed with the Commission by William F. Griffin, Jr. on December 19, 2006. Mr. Griffin has sole voting and sole dispositive power with respect to all of the shares.

(4) Based upon a Schedule 13D filed with the Commission by Richard L. Scott on December 18, 2006. Mr. Scott has sole voting and dispositive power with respect to all of the shares. The shares are being held in an entity wholly-owned by Mr. Scott named Argan, Investments, LLC.

(5) Based upon a Schedule 13D filed with the Commission by Kevin Thomas on January 17, 2007. Mr. Thomas has sole voting and dispositive power with respect to all of the shares.

(6)  Based upon a Schedule 13D/A filed with the Commission by MSR Advisors, Inc. and certain affiliates on January 4, 2007. The filing includes 1,320,270 shares of Common Stock and warrants to purchase 50,000 shares of Common Stock beneficially owned (in the aggregate) by MSR Advisors, Inc., a Delaware corporation ("MSRA"), MSR I SBIC Partners, LLC, a Delaware limited liability company ("MSRI Partners"), MSR I SBIC, L.P., a Delaware limited partnership ("MSRI"), MSR Fund II LP, and Tri-Lev LLC, a Connecticut limited liability company ("Tri-Lev"). Of such 1,320,270 shares, MSRA has sole voting and dispositive power with respect to 50,000 warrants and shared voting and dispositive power with respect to 1,320,270 shares; MSRI Partners has sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 879,730 shares; MSRI has sole voting and dispositive power with respect to 879,730 shares and shared voting and dispositive power with respect to 0 shares; and Tri-Lev has sole voting and dispositive power with respect to 3,000 shares and shared voting and dispositive power with respect to 3,000 shares. MSR Fund II LP has sole voting and dispositive power with respect to 440,540 shares and shared voting and shared dispositive power with respect to 0 shares. MSR Fund II GP, LLC has sole voting and dispositive power with respect to 0 shares and shared voting and shared dispositive power with respect to 440,540 shares. Daniel A. Levinson, a director of the Company, is the President of MSRA and the Managing Member of MSRI Partners and MSR Fund II GP, LLC. MSRA is the Manager of Tri-Lev. MSRI Partners is the General Partner of MSRI. The business address of Mr. Levinson, MSRA, MSRI Partners, MSRI, MSR Fund II LP and Tri-Lev is 1 Post Road, Suite 101, Westport, Connecticut 06880. Each of Mr. Levinson, MSRA, MSRI Partners, MSRI, MSR Fund II LP and Tri-Lev (each an “MSRA Person”) disclaims beneficial ownership of all shares and warrants of the Company beneficially owned by the other MSRA Persons, except to the extent such person has sole voting and dispositive power with respect to such securities.

(7) Includes 238,710 shares owned by Mr. Bosselmann, 23,850 shares owned by Mr. Bosselmann’s wife (of which Mr. Bosselmann disclaims beneficial ownership), and options to purchase 50,000 shares of common stock, all of which are fully vested and warrants to purchase 60,000 shares held by Mr. Bosselmann.

(8) Includes options to purchase 5,000 shares of common stock held by Mr. Jordan, all of which are fully vested.

(9) Includes options to purchase 15,000 shares of common stock held by Mr. Levinson, all of which are fully vested. Includes 1,323,270 shares and warrants to purchase 50,000 shares beneficially owned (in the aggregate) by MSRA, MSRI Partners, MSRI, MSR, Fund II GP and Tri-Lev. Mr. Levinson is the President of MSRA and the Managing Member of MSRI Partners. MSRA is the Manager of Tri-Lev. MSRI Partners is the General Partner of MSRI. The business address of Mr. Levinson is 120 Post Road West, Suite 101, Westport, Connecticut 06880. Mr. Levinson disclaims beneficial ownership of all shares and warrants of the Company beneficially owned by MSRA, MSRI Partners, MSRI and Tri-Lev.

(10) Includes options to purchase 15,000 shares of common stock held by Mr. Mitchell, all of which are fully vested.

(11) Includes options to purchase 15,000 shares of common stock held by Dr. Pugmire, all of which are fully vested.

(12) Includes options to purchase 15,000 shares of common stock held by Mr. Quinn, all of which are fully vested. Does not include 531,183 shares of common stock held by Allen & Company, Incorporated and affiliates. Mr. Quinn disclaims beneficial ownership of the shares held by Allen & Company and affiliates.

(13) Includes options to purchase 15,000 shares of common stock held by Mr. Winslow, all of which are fully vested. The 43,640 shares held by Mr. Winslow also include: 1,290 shares held by Mr. Winslow; 3,870 shares held by Mr. Winslow as Trustee for Louise Condit Trust u/d FBO Elinor Winslow; 3,200 shares held by Mr. Winslow as Trustee for Condit & EC Winslow 41 u/d Trust; 1,900 shares held by Mr. Winslow as Trustee for Sears B. Condit Trust u/w; 25,800 shares held by Mr. Winslow as Trustee for Sears B. Condit Trust u/l; and 2,580 shares held by Mr. Winslow as Trustee for Andrew N. Winslow Trust u/w.

 (14) Includes 10,000 shares owned by Mr. Trudel and options to purchase 50,000 shares of Common Stock all of which are fully vested and warrants to purchase 60,000 shares held by Mr. Trudel.

(15) Includes options to purchase 50,000 shares of Common Stock held by Mr. Bosselmann and warrants to purchase 60,000 shares of Common Stock held by Mr. Bosselmann, options to purchase 50,000 shares and warrants to purchase 60,000 shares of Common Stock held by Mr. Trudel, warrants to purchase 50,000 shares of Common Stock held by MSR Advisors, Inc. (of which Mr. Levinson is President), and options to purchase 90,000 shares of Common Stock held by directors of the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information concerning equity compensation plans of the Company as of January 31, 2007:

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	474,000	(1)	$5.93	—
Equity compensation plans not approved by security holders	—		—	—
Total	474,000		$5.93	—

(1)	Represents 244,000 shares issuable upon exercise of options granted under the 2001 Stock Option Plan as of January 31, 2007 and 230,000 shares issuable upon exercise of warrants as described below.

In connection with the Company’s private placement in April 2003, the Company issued warrants to purchase shares of the Company’s common stock at a price of $7.75 per share with a ten year term. 180,000 of the warrants were granted to three individuals who became executive officers of Argan, Inc. upon completion of the offering. In addition, MSR Advisors, Inc. (MSR) received warrants to purchase 50,000 shares of the Company’s stock. A director of the Company is the Chief Executive Officer of MSR. The fair value of the warrants of $849,000 was recognized as offering costs. All warrants are exercisable.

PROPOSAL NUMBER TWO

Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

BACKGROUND

The Company is currently pursuing a strategic plan involving the diversification of its business through business acquisitions and/or other investments. Management of the company believes that this diversification strategy will provide the potential for growth and profit. In this connection, on December 8, 2007, the Company acquired Gemma Power Systems LLC and affiliates which provide a full range of development, consulting, engineering, procurement, construction, commissioning, operating and maintenance services to the power energy market for a wide range of customers, including public utilities, independent power project owners, municipalities, public institutions and private industry.

THE PROPOSAL

The Certificate of Incorporation of the Company currently authorizes the issuance of a total of 12,000,000 shares of Common Stock and 500,000 of preferred stock. The Certificate of Incorporation permits the issuance of one or more classes of Common Stock, subject to the discretion of the Company’s Board of Directors.

As of May 7, 2007, the record date, 11,094,012 shares of Common Stock were issued and outstanding, 244,000 shares of Common Stock were reserved for issuance under stock options granted under the Stock Option Plan (with an additional 24,000 shares reserved for issuance under stock options granted by the Company, but subject to the proposed amendment to the Stock Option Plan disclosed in Proposal Number Three). In addition, there were 230,000 shares of Common Stock eligible for issuance under warrants awarded to executive officers of the Company and to an entity controlled by a director of the Company. At May 1, 2007, remaining authorized shares of Common Stock available for future issuance was 905,988 (which includes the aforementioned 244,000 shares reserved for issuance under stock options, 24,000 shares awaiting approval for issuance under stock options and 230,000 warrants eligible for issuance). There are no shares issued and outstanding for the preferred stock.

The Board of Directors considers the proposed increase in the number of authorized shares desirable because it would give the Board the necessary flexibility to issue Common Stock in the future in connection with acquisitions and other transactions which management believes would provide the potential for growth and profit and for other general corporate purposes. In order to accomplish these objectives, the Company is seeking to amend the Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 12,000,000 to 30,000,000.

DESCRIPTION OF PROPOSED AMENDMENT

On April 18, 2007, the Board of Directors unanimously adopted a resolution proposing and declaring the advisability of an amendment to Article 4 of the Certificate which would effect an increase in the number of authorized shares of Common Stock from 12,000,000 to 30,000,000. To become effective, the amendment must also be adopted by the stockholders of the Company. The resolution amending Section 4 of the Company’s Certificate to increase the number of authorized shares of the Company’s Common Stock is set forth on Exhibit A to this Proxy Statement.

REASONS FOR PROPOSED AMENDMENT

The Board of Directors considers the proposed increase in the number of authorized shares desirable because it would permit the Board to pursue its diversification plans on an on-going basis, and would give the Board the necessary flexibility to issue Common Stock in connection with future acquisitions, investments and transactions which management believes would provide the potential for growth and profit. However, no definitive arrangements have been entered into in connection with any future acquisitions, investments or other transactions involving the issuance by the Company of shares of its Common Stock. Notwithstanding the foregoing, with the limited number of shares currently available, it would be impractical for the Company to evaluate or seek to consummate business acquisitions or other transactions which, if they could be accomplished, might enhance stockholder value. Additional authorized shares could also be used to raise cash through sales of stock to public and private investors. If additional shares are available, transactions dependent upon the issuance of additional shares would be less likely to be undermined by delays and uncertainties occasioned by the need to obtain prior stockholder authorization. The ability to issue shares as deemed in the Company’s best interests by the Board, will also permit the Company to avoid the expenses which are incurred in holding special stockholders’ meetings in the future. The Company has no current plans for the use of the additional shares which would be authorized by this amendment.

CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

The issuance of additional shares of Common Stock by the Company may potentially have an anti-takover effect by making it more difficult to obtain stockholder approval of various actions, such as a merger or removal of management. The amendment to the Certificate of Incorporation, if approved, could strengthen the position of management and might make the removal of management more difficult, even if removal would be generally beneficial to the Company’s stockholders. The authorization to issue the additional shares of Common Stock would provide management with a capacity to negate the effects of unfriendly tender offerors through the issuance of securities to others who are friendly or desirable to management.

VOTE REQUIRED

As discussed above, to become effective, the amendment must be adopted by the Board of Directors and the stockholders. The Board already has adopted the amendment. Under Delaware law and the Company’s Certificate of Incorporation, the amendment must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock

The Officers and Directors of the Company will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 15% of the shares of Common Stock issued and outstanding) in favor of the proposed amendment to the Company’s Certificate of Incorporation.

The Board of Directors recommends that the stockholders vote “For” the approval of the amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of Common Stock to 30,000,000.

PROPOSAL NUMBER THREE

Amendment to Stock Option Plan

BACKGROUND

On April 18, 2007, the Board of Directors adopted a resolution, subject to stockholder approval, to amend the Stock Option Plan to increase the number of shares issuable thereunder from 250,000 to 650,000.

The Board of Directors believes that stock options are valuable tools for the recruitment, retention and motivation of qualified employees, including officers, and other persons who can contribute materially to the Company’s success. As of April 30, 2007, none of the 250,000 shares currently available for issuance under the Stock Option Plan remained available for issuance pursuant to new option grants and, in addition, the Company has granted options for an additional 24,000 shares subject to the adoption of the proposed amendment to the Stock Option Plan.

The Company has recently acquired Gemma Power Systems LLC and affiliates. This acquisition has added management and non-management employees to the Company’s existing workforce. In addition, the Company may add management and non-management employees as a result of future business acquisitions or otherwise. The Board of Directors believes that it is important to have additional shares available under the Stock Option Plan to provide adequate incentives to the Company’s workforce.

The material features of the Stock Option Plan, including the proposed amendment, are outlined below. The following summary is qualified in its entirety by reference to the full text of the Stock Option Plan, a copy of which has been filed with the Securities and Exchange Commission.

PURPOSE

The purpose of the Stock Option Plan is to continue to provide an incentive to employees, directors, consultants and others who are in a position to contribute materially to the long term success of the Company, to increase such person’s interest in the Company’s welfare and to aid in retaining individuals with outstanding ability.

ADMINISTRATION

The Plan is administered by the Board of Directors of the Company.

ELIGIBILITY

The Stock Option Plan currently provides for the grant to employees, officers, directors and consultants of options to purchase up to 250,000 shares of Common Stock. The proposed amendment would increase the number of shares issuable upon exercise of options to 650,000. Options may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified options. Incentive stock options may be granted only to employees of the Company (including directors who are employees), while non-qualified options may be issued to directors (whether or not an employee), consultants and other non-employees of the Company. The Board of Directors of the Company has the authority to determine those individuals who shall receive options, the time period during which the options may be practically or fully exercised, the number of shares of Common Stock that may be purchased under each option and the option price.

TERMS OF OPTIONS

The per share exercise price of the Common Stock subject to an incentive stock option may not be less than the fair market value of the Common Stock at the time the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option may be established by the Board of Directors of the Company. The aggregate fair market value (determined as of the date the option is granted) of the Common Stock that first becomes exercisable by any employee in any one calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, 10% or more of the total combined voting power of all classes of stock of the Company (a “10% Stockholder”) shall be eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, determined on the date of grant.

Options under the Plan must be granted no later than July 19, 2011. Incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to a 10% Stockholder are limited to five year terms. All options granted under the Plan provide for the payment of the exercise price in cash or by delivery to the Company of shares of Common Stock already owned by the options having a fair market value equal to the exercise price of the options being exercised, or by a combination of those methods of payment. Therefore, an optionee may be able to ender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

TRANSFERABILITY

No stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by him or her.

In the event any options expire or terminate unexercised as to any shares covered thereby, the shares shall become available once again for the granting of other options under the Stock Option Plan.

FEDERAL INCOME TAX INFORMATION

Options granted under the Stock Option Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or nonstatutory options.

If an option granted under the Stock Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alterative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after transfer of the shares to the optionee by the Company, any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise of the sale of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain. Currently, the tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Stock Option Plan, does not purport to be complete and references should be made to the applicable provisions of the Code. In addition, this summary does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

VOTE REQUIRED

To become effective, the amendment to the Stock Option Plan must be approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and voting.

The officers and directors of the Company will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 15% of the shares of Common Stock issued and outstanding) in favor of the proposed amendment to the Company’s Stock Option Plan.

The Board of Directors recommends that the stockholders vote “For” the approval of the amendment to the Stock Option Plan to increase the number of authorized shares of Common Stock issuable thereunder to 650,000.

PROPOSAL NUMBER FOUR

Ratification of Independent Registered Public Accountants

The persons named in the enclosed proxy will vote to ratify the selection of Grant Thornton LLP as the Company's independent registered public accountants for the fiscal year ending January 31, 2008 unless otherwise directed by the stockholders.

Ernst & Young (E&Y) audited the Company’s financial statements for its fiscal year ended January 31, 2006. The Company dismissed E&Y as the Company's independent registered public accountants in May 2006. The decision to dismiss E&Y was approved by the Audit Committee of the Company on May 18, 2006, and E&Y was notified of the decision on May 18, 2006. The Company found no fault with the services rendered by E&Y to the Company.

During the Company's fiscal years ended January 31, 2006 and January 31, 2005, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of E&Y, would have caused it to make references to the subject matter of the disagreement in connection with its report. E&Y’s reports on the Company's financial statements for fiscal years 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's fiscal years 2006 and 2005 and the subsequent interim period preceding the decision to change principal accountants, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v).

On May 19, 2006, Grant Thornton LLP was engaged as the Company's independent registered public accountants, and Grant Thornton audited the Company’s financial statements for its fiscal year ended January 31, 2007.

Representatives of Grant Thornton are expected to be present at the Meeting. If present, the representatives will have an opportunity to make a statement, and it is expected that the representatives will be available to respond to appropriate questions.

VOTE REQUIRED

To ratify the appointment of Grant Thornton, an affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and voting is required.

The officers and directors of the Company will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 15% of the shares of Common Stock issued and outstanding) in favor of the ratification of the appointment of Grant Thornton.

The Board of Directors recommends that the stockholders vote “For” the ratification of the appointment of Grant Thornton.

Fees Paid to Independent Registered Public Accountants

The following table shows the fees for professional services provided by Grant Thornton LLP for the fiscal year ended January 31, 2007 and by Ernst & Young LLP for the fiscal year ended January 31, 2006.

	2007	2006
Audit Fees	$305,000	$573,000
Audit-Related Fees	28,000	5,000
Tax Fees	56,000	38,500
All Other Fees	5,000	—
Total	$394,000	$616,500

Audit Fees . This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-QSB quarterly reports and services that are normally provided by the independent auditors in connection with SEC registration statements, assistance with SEC comment letters and accounting and reporting consultation for those fiscal years.

Audit Related Fees. This category consists of professional services for due diligence in connection with proposed acquisitions.

Tax Fees . This category consists of professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees. This category consists of services related to assistance with documenting internal control policies and procedures over financial reporting.

Stockholder Proposals

In order to be considered for inclusion in the Proxy Statement relating to the 2008 Annual Meeting, any proposal by a record holder of Common Stock must be received by the Company at its principal offices in Rockville, Maryland on or before January 2, 2008. A proponent of such a proposal must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.

Solicitation

All costs and expenses associated with soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone, telegram, facsimile or electronic mail. Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for their out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock and the Company will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

Other Matters

As of the date of this Proxy Statement, the Board of Directors is not aware of any other business or matters to be presented for consideration at the Meeting other than as set forth in the Notice of Meeting attached to this Proxy Statement. However, if any other business shall come before the Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by the proxy as to any such matters.

Annual Report on Form 10-KSB

The Company will provide without charge to each beneficial holder of its Common Stock on the Record Date, upon the written request of any such person, copies of the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2007, as filed with the Commission. Any such request should be made in writing to Corporate Secretary, Argan, Inc., One Church Street, Suite 401, Rockville, Maryland 20850, telephone 301-315-0027.

Exhibit A

Argan, Inc.
Board Resolution

RESOLVED , that Board of Directors declares that it is advisable to amend Article Fourth of the Certificate of Incorporation of the Company, as follows:

“Fourth. The total number of shares of common stock this Corporation is authorized to issue is 30,000,000, par value $0.15 per share; and it is further

 RESOLVED , that the foregoing amendment to the Certificate of Incorporation is advisable and that the executive officers of the Company be and they are hereby authorized to present the foregoing amendment to the stockholders of the Company for their approval and if the foregoing amendment is so approved, the executive officers of the Company be and they hereby are authorized to prepare and file with the Delaware Secretary of State a Certificate of Amendment to the Certificate of Incorporation embodying the foregoing amendment and to take such other actions as they may deem appropriate to effect the purpose and intent of this and the foregoing resolution and to comply with applicable law with respect thereto.

ARGAN, INC.
One Church Street, Suite 401
Rockville, Maryland 20850
Proxy for Annual Meeting of Stockholders to be held June 19, 2006
Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Rainer H. Bosselmann and Arthur F. Trudel, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Common Stock of Argan, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the Annual Meeting of Stockholders to be held at the offices of Allen & Company LLC located at 711 Fifth Avenue, 9th Floor, New York, New York 10022, on June 19, 2007 at 11:00 a.m. and at any adjournment or postponement thereof.

1. Election of Directors.

☐ FOR all nominees listed below (except as marked to the contrary below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees :
Rainer H. Bosselmann
DeSoto S. Jordan
William F. Leimkuhler
Daniel A. Levinson
W.G. Champion Mitchell
James W. Quinn
Peter L. Winslow

(Instruction: To Withhold Authority to Vote for any Individual Nominee Strike a Line Through the Nominee's Name in the List Above.)

2. Amendment to Certificate of Incorporation to increase the number of authorized shares of Common Stock.

     ☐ FOR        ☐ AGAINST        ☐ ABSTAIN

3. Amendment of Stock Option Plan.

     ☐ FOR       ☐ AGAINST        ☐ ABSTAIN

4. Approval of the Ratification of Independent Registered Public Accountants.

     ☐ FOR        ☐ AGAINST        ☐ ABSTAIN

5. As Such Proxies May in Their Discretion Determine in Respect of Any Other Business Properly to Come Before Said Meeting (The Board of Directors Knowing of No Such Other Business).

The directors recommend a vote FOR items 1, 2, 3 and 4.

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted for Items 1, 2, 3 and 4 as proposed.

DATED____________________, 2007

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